Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Arch Therapeutics, Inc. and Subsidiary

Wellesley, MA

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-194745; 333-206873; and 333-212213) on Forms S-1, Registration Statements (Nos. 333-213878; 333-214347; 333-214349; and 333-214350) on Form S-3 and the Registration Statements (Nos. 333-193516; 333-201229; 333-207314; and 333-214429) on Forms S-8 of our report dated December 5, 2016, relating to the consolidated financial statements of Arch Therapeutics, Inc. and subsidiary, as of and for the years ending September 30, 2017 and 2016.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Moody, Famiglietti & Andronico, LLP
Tewksbury, Massachusetts
November 15, 2017